SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement
|_|  Confidential, For Use of the
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Under Rule 14a-12


                             BLUEGREEN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

|_|  No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
|_|  Fee paid previously with preliminary materials:

________________________________________________________________________________
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

________________________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
     3)   Filing Party:

________________________________________________________________________________
     4)   Date Filed:

________________________________________________________________________________

                                [BLUEGREEN LOGO]
                      4960 Conference Way North, Suite 100,
                            Boca Raton, Florida 33431

                                 April 25, 2007

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders of Bluegreen Corporation, which will be held on May 15, 2007 at 11:30 a.m. local time, at the Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, FL 33334.

      The accompanying Notice of Annual Meeting and Proxy Statement describe the formal business that will be transacted at the meeting and contain certain information about us and our officers and directors. Please read these materials so that you will know what we plan to do at the Annual Meeting. Also, please sign and return the accompanying proxy card in the postage-paid envelope. This way, your shares will be voted as you direct even if you cannot attend the Annual Meeting. If you are able to attend the meeting, and we sincerely hope that you will, you may vote in person even if you have previously signed and returned a proxy card.

      On behalf of your Board of Directors and our employees, I would like to express our appreciation for your continued support.

                                                    Sincerely,

                                                    /s/ John M. Maloney
                                                    John M. Maloney, Jr.
                                                    President and
                                                    Chief Executive Officer

                              Bluegreen Corporation
                      4960 Conference Way North, Suite 100,
                            Boca Raton, Florida 33431

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held on May 15, 2007

                    ----------------------------------------

      Notice is hereby given that the Annual Meeting of Shareholders of Bluegreen Corporation (the "Company") will be held at the Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, FL 33334 on May 15, 2007 commencing at 11:30 a.m. local time, for the following purposes:

            1. To elect three directors to the Company's Board of Directors, each to serve for a term of three years.

            2. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

      The matters listed above are more fully described in the Proxy Statement that forms a part of this Notice.

      Only shareholders of record at the close of business on March 20, 2007 are entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

/s/ James R. Martin
James R. Martin
Clerk
April 25, 2007

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES THEREFORE EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ARE ABLE TO ATTEND THE MEETING YOU WILL BE ABLE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED A PROXY CARD.

                              Bluegreen Corporation
                      4960 Conference Way North, Suite 100,
                            Boca Raton, Florida 33431

                ------------------------------------------------

                                 PROXY STATEMENT

                ------------------------------------------------

      The Board of Directors of Bluegreen Corporation is soliciting proxies to be used at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, FL 33334 on May 15, 2007 at 11:30 a.m., local time, and at any and all postponements or adjournments of the Annual Meeting, for the purposes set forth in the accompanying Notice of Meeting.

      This Proxy Statement, Notice of Meeting and accompanying proxy card are being mailed to shareholders on or about April 25, 2007.

                 QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
                             AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

      At our Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders on the cover page of this Proxy Statement, including the election of directors and any other matters which may properly be brought before the Annual Meeting. Also, after the formal meeting has adjourned management will [report on our performance during the last fiscal year and] respond to appropriate questions from shareholders.

Who is entitled to vote at the Annual Meeting?

      Shareholders of record of Common Stock at the close of business on March 20, 2007 (the "Record Date") may vote at the Annual Meeting.

What are the voting rights of the holders of Common Stock?

      Each holder of record of Common Stock on the Record Date is entitled to cast one vote per share in person or by proxy at the Annual Meeting.

What is the difference between a shareholder of record and a "street name" holder?

      If your shares are registered directly in your name with Mellon Investor Services, our stock transfer agent, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares but not the shareholder of record, and your shares are held in "street name."

Who can attend the Annual Meeting?

      All shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting, and each may be accompanied by one guest.

      IF YOU ATTEND, PLEASE NOTE THAT YOU MAY BE ASKED TO PRESENT VALID PICTURE IDENTIFICATION, SUCH AS A DRIVER'S LICENSE OR PASSPORT. CAMERAS, RECORDING DEVICES AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

      SHAREHOLDERS SHOULD BRING THE ADMISSION TICKET ATTACHED TO THEIR PROXY CARD IN ORDER TO FACILITATE THEIR REGISTRATION PROCESS AT THE MEETING. PLEASE ALSO NOTE THAT IF YOU HOLD YOUR SHARES IN "STREET NAME" AND THEREFORE YOU DID NOT RECEIVE AN ADMISSION TICKET ATTACHED TO YOUR PROXY CARD, YOU WILL NEED TO BRING A COPY OF THE BROKERAGE STATEMENT REFLECTING YOUR STOCK OWNERSHIP AS OF THE RECORD DATE SO THAT YOU CAN REGISTER AT THE MEETING.

What constitutes a quorum?

      The presence at the Annual Meeting, in person or by proxy, of a majority of the issued and outstanding shares of Common Stock as of the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. The number of shares of Common Stock outstanding and entitled to vote on the Record Date was 30,881,953 with each share being entitled to one vote. Thus, the presence in person or by proxy of the holders of 15,440,977 shares of Common Stock will be required to establish a quorum.

What vote is required for a proposal to be approved?

      For the election of directors, the affirmative vote of a plurality of the votes cast at the Annual Meeting is required. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

      Automatic Data Processing, Inc. Investor Communication Services ("ADP") will tabulate the votes, subject to the supervision of persons designated by the Board of Directors as inspectors.

How are "broker non-votes" counted?

      If you hold your shares in "street name" through a broker, bank or other nominee and you have not provided voting instructions to your broker, bank or nominee, then whether your broker, bank or nominee may vote your shares in its discretion depends on the proposal before the meeting. Under the rules of the New York Stock Exchange (the "NYSE"), your broker, bank or nominee may vote your shares in its discretion on "routine matters." The election of directors is a routine matter on which brokers, banks and nominees will be permitted to vote your shares if no voting instructions are furnished.

How do I vote my shares?

      If you are a shareholder of record, you can give a proxy to be voted at the Annual Meeting by mailing in the enclosed proxy card.

      If you hold your shares in "street name," you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Can I vote my shares in person at the Annual Meeting?

      Yes. If you are a shareholder of record, you may vote your shares at the Annual Meeting by completing a ballot at the Annual Meeting.

      However, if you are a "street name" holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

      Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your vote by proxy or by giving instructions to your broker or nominee as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I vote by telephone or electronically?

      If you are a record shareholder, you can only vote by returning your proxy card in the enclosed envelope or by attending the Annual Meeting in person. If your shares are held in "street name," you may vote by mail, telephone, or electronically through the Internet, by following the instructions included with the proxy card that has been provided by your broker, bank or other nominee.

What are my choices when voting?

      In the election of directors, you may vote for all nominees, or your vote may be withheld with respect to one or more nominees.

What is the Board's recommendation?

      The Board of Directors recommends a vote FOR all of the nominees for director.

What if I do not specify how I want my shares voted?

      If you do not specify on your proxy card how you want to vote your shares, we will vote them "FOR" all of the nominees for director. Although the Board of Directors is not aware of any other matters to be presented at the Annual Meeting, if any other matters are properly brought before the Annual Meeting, and except as otherwise restricted by the terms of your proxy the persons named in the enclosed proxy will vote the proxies in accordance with their best judgment on those matters.

Can I change my vote?

      Yes. A shareholder may revoke his or her or its proxy by providing written notice of revocation addressed to James R. Martin, Clerk, at the above address or in person so that is received by 11:59 p.m. Eastern Time on Monday, May 14, 2007. Submission of a later dated and signed proxy will also revoke an earlier dated proxy. The powers of the proxy holders will be suspended if you attend the Annual Meeting and vote in person, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

How do I vote my 401(k) shares?

      If you participate in the Bluegreen Corporation Retirement Savings Plan, you may give voting instructions as to the number of shares of Common Stock credited to your account as of the Record Date. You may provide voting instructions to SunTrust Bank (the "Trustee"), by completing and returning the proxy card accompanying this proxy statement. The Trustee will vote your shares in accordance with your duly executed instructions received by 4:00 p.m. Eastern Time on Monday, May 7, 2007. If you do not send instructions, the Trustee will vote the number of shares equal to the shares of Common Stock credited to your account as of the Record Date in the same proportion that it votes shares for which it did receive timely instructions.

      You may also revoke previously given voting instructions by filing with ADP either a written notice of revocation or a properly completed and signed proxy card bearing a later date, as long as such notice is received by ADP by 11:59 p.m. Eastern Time on Monday, May 14, 2007. The Trustee will keep your voting instructions confidential.

Are there any other matters to be acted upon at the Annual Meeting?

      We do not know of any other matters to be presented or acted upon at the Annual Meeting. If any other matter is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

                              CORPORATE GOVERNANCE

      Pursuant to our bylaws, our business and affairs are managed under the direction of the Board of Directors. Directors are kept informed of our business through discussions with management, including the Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Determination of Director Independence

      The full Board of Directors undertook a review of each director's independence on February 21, 2007. During these reviews, the Board considered transactions and relationships between each director or any member of his immediate family and us and our subsidiaries and affiliates, including those reported below under "Certain Relationships and Related Transactions." They also examined transactions and relationships between directors or their affiliates and members of our senior management or their affiliates. The purpose of these reviews was to determine whether any such relationship or transaction was inconsistent with a determination that the director is independent under applicable laws and regulations and NYSE listing standards. As permitted by NYSE listing standards, the Board has determined that the following categories of relationships will not constitute material relationships that impair a director's independence: (i) serving on third party boards of directors with other members of the Board of Directors, (ii) payments or charitable gifts by us to entities with which a director is an executive officer or employee where such payments do not exceed the greater of $1 million or 2% of such company's or charity's consolidated gross revenues, (iii) investments by directors in common with each other or us and (iv) direct or indirect ownership of our Common Stock. As a result of its review of the relationships of each of the members of the Board, and considering these categorical standards, the Board has affirmatively determined that a majority of our Board members, including Norman H. Becker, Lawrence A. Cirillo, Robert F. Dwors, Scott W. Holloway, Mark
A. Nerenhausen, J. Larry Rutherford, and Arnold Sevell, are "independent" directors within the meaning of the listing standards of the NYSE and applicable law.

Committees of the Board of Directors and Meeting Attendance

      Our Board of Directors has established Audit, Compensation, Nominating/Corporate Governance, and Investment Committees. In addition, the Board of Directors may, from time to time, establish special committees to address specific, significant matters. The Board has adopted a written charter for the Audit, Compensation and Nominating/Corporate Governance Committees and Corporate Governance Guidelines that address the make-up and functioning of the Board. The Board has also adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. The committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics are posted in the "Investors/Management" section of our website at www.bluegreencorp.com and each is available in print, without charge, to any shareholder.

      The Board met 20 times during 2006. Each of the members of the Board of Directors attended at least 75% of the meetings of the Board and Committees on which he served. All of the then-serving members of the Board of Directors attended our Annual Meeting in 2006, although we have no formal policy requiring them to do so.

      The Audit Committee

      In 2006 the Audit Committee consisted of Norman H. Becker, Chairman, J. Larry Rutherford and Arnold Sevell. In March 2007, Robert F. Dwors was also appointed to serve on the Audit Committee. The Board has determined that all members of the Audit Committee are "financially literate" and "independent" within the meaning of the listing standards of the NYSE and applicable Securities and Exchange Commission ("SEC") regulations. Mr. Becker, the chair of this Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and the Board has determined that Mr. Becker has finance and accounting expertise which results in his "financial sophistication" within the meaning of the listing standards of the NYSE. The Audit Committee met seven times during the 2006 fiscal year and its members also held various informal conference calls and meetings as a committee. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor. Additionally, the Audit Committee assists Board oversight of: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications, performance and independence of our independent auditor, and (iv) the performance of our internal audit function. In connection with these oversight functions, the Audit Committee receives reports from and meets with our internal audit group, management and our independent auditors. The Committee receives information concerning internal controls over financial reporting and any deficiencies in such controls, and has adopted a complaint monitoring procedure that enables confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting or auditing matters. A report from the Audit Committee is included at page 22.

      The Compensation Committee

      The Compensation Committee consists of Scott W. Holloway,  Chairman,  Mark
A. Nerenhausen and J. Larry Rutherford. All of the members of the Compensation Committee are "independent" within the meaning of the listing standards of the NYSE. In addition, each Compensation Committee member is a "Non-Employee Director" as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and an "outside director" as defined for purposes of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee met 6 times during 2006. The Compensation Committee provides assistance to the Board in fulfilling its responsibilities relating to the compensation of our executive officers. It reviews and determines the compensation of the Chief Executive Officer and determines or makes recommendations with respect to the compensation of our other executive officers. It also administers our equity-based compensation plans. A report from the Compensation Committee is included at page 15.

      The Nominating/Corporate Governance Committee

      The Nominating/Corporate Governance Committee consists of Arnold Sevell, Chairman, Norman H. Becker and Lawrence A. Cirillo. All of the members of the Nominating/Corporate Governance Committee are considered to be "independent" within the meaning of the listing standards of the NYSE. The Committee met twice during 2006. The Nominating/Corporate Governance Committee is responsible for assisting the Board in identifying individuals qualified to become directors, making recommendations of candidates for directorships, developing and recommending to the Board a set of corporate governance principles for us, overseeing the evaluation of the Board and management, overseeing the selection, composition and evaluation of Board committees and overseeing the management continuity and succession planning process.

      Generally, the Committee will identify director candidates through the business and other organization networks of the directors and management. Candidates for director will be selected on the basis of the contributions the Committee believes that those candidates can make to the Board and to management and on such other qualifications and factors as the Committee considers appropriate. In assessing potential new directors, the Committee will seek individuals from diverse professional backgrounds who provide a broad range of experience and expertise. Board candidates should have a reputation for honesty and integrity, strength of character, mature judgment and experience in positions with a high degree of responsibility. In addition to reviewing a candidate's background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board and our evolving needs. We also require that our Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending Board and applicable committee meetings. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend the candidate's election to the full Board.

      The Investment Committee

      The Investment Committee consists of Alan B. Levan, Chairman, John E. Abdo and J. Larry Rutherford. The Investment Committee met 16 times in 2006. The
Investment Committee assists the Board in supervising and overseeing the management of our investments in capital assets. Specifically, the Investment Committee (i) reviews and approves all real property acquisitions and (ii) authorizes new project debt subject to guidelines established by the Board. The approval of the Investment Committee is required prior to our acquisition of real estate or for project financing. Decisions of the Investment Committee are subject to ratification by the full Board of Directors.

Executive Sessions of Non-Management and Independent Directors

      Our non-management directors met once in executive session of the Board in which management directors and other members of management did not participate. Arnold Sevell was the presiding director for this session.

Communications with the Board of Directors and Non-Management Directors

      Interested parties who wish to communicate with the Board of Directors, any individual director or the non-management directors as a group can write to Investor Relations, Bluegreen Corporation, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431. If the person submitting the letter is one of our shareholders, the letter should include a statement indicating such. Depending on the subject matter, we will:

            o forward the letter to the director or directors to whom it is addressed;

            o     attempt  to handle  the  inquiry  directly  if it  relates  to
                  routine  or  ministerial   matters,   including  requests  for
                  information; or

            o not forward the letter if it is primarily commercial in nature or if it is determined to relate to an improper or irrelevant topic.

      A member of management will, at each meeting of the Board, present a summary of all letters received since the last meeting that were not forwarded to the Board and will make those letters available to the Board upon request.

Code of Business Conduct and Ethics

      We have a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees of, including our principal executive officer, principal financial officer and principal accounting officer. We will post amendments to or waivers from its Code of Ethics (to the extent applicable to our principal executive officer, principal financial officer or principal accounting officer) on our website. There were no such waivers from, or amendments to, our Code of Business Conduct and Ethics in 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based solely upon a review of the copies of the forms furnished to us and written representations that no other reports were required, we believe that during the year ended December 31, 2006, all filing requirements under Section 16(a) of the Exchange Act applicable to our officers, directors and greater than 10% beneficial owners were complied with on a timely basis.

                         PROPOSALS AT THE ANNUAL MEETING

1)    PROPOSAL FOR ELECTION OF DIRECTORS

Nominees for Election as Director

      There are currently ten members of the Board of Directors. Our bylaws provide that the directors are classified, with respect to the time during which they hold office, into three classes, as nearly equal in number as possible. Directors are elected for three-year terms. The term of office of the directors in one of the classes expires each year, and their successors are elected at each annual meeting of shareholders for a term of three years and until their successors are duly elected. The Nominating and Corporate Governance Committee recommended for nomination and the Board has nominated Messrs. Levan, Cirillo and Nerenhausen for election to the class, the term of which expires in 2010.

      Unless contrary instructions are received, the enclosed proxy will be voted for the election of the three nominees listed below. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NAMED NOMINEES. Messrs. Levan, Cirillo and Nerenhausen, each of whom currently serves as a director, were recommended for election and have consented to serve, if elected, for the term described herein. Although the Board of Directors does not contemplate that any of the nominees will be unavailable for election, in the event that vacancies occur unexpectedly, the enclosed proxy, unless authority has been withheld as to such nominee, will be voted for such substituted nominees, if any, as may be designated by the Board.

      The principal occupations and business experience of the nominees for director, and each director whose term will continue following the Annual Meeting, for the preceding five years along with any directorships of other publicly owned or registered investment companies are as follows:

Nominees for Election at the 2007 Annual Meeting, Each of Whom Will Serve for a Term of Three Years Expiring in 2010

      Alan B. Levan, age 62, became a director in 2002. In May 2002, Mr. Levan was elected as our Chairman of the Board. Mr. Levan has been the Chairman of the Board, and Chief Executive Officer of BankAtlantic Bancorp, Inc. ("BBC"), a publicly held financial services holding company principally engaged through its subsidiaries in banking and investment banking, since 1994, and Chairman of the Board of BankAtlantic, BBC's banking subsidiary, since 1987. Mr. Levan also serves as the Chairman of the Board and Chief Executive Officer of Levitt
Corporation ("Levitt") and the Chairman of the Board, and Chief Executive Officer of BFC Financial Corporation ("BFC") or its predecessors since 1978. BFC is a publicly held savings bank holding company whose principal assets are its interests in BBC and Levitt.

      Lawrence A. Cirillo, age 68, became a director in October 2003. Mr. Cirillo was Principal Partner and President of Atlantic Chartering, an oil tanker brokerage company, from 1979 until Atlantic Chartering merged with Seabrokers, Inc., a subsidiary of Clarkson, Ltd. Mr. Cirillo served as a Vice President of Seabrokers, Inc. until 2000. From 2000 to present, Mr. Cirillo has served as a tanker broker with Southport Maritime, Inc.

      Mark A. Nerenhausen, age 52, became a director in October 2003. Since 1998, Mr. Nerenhausen has served as President and Chief Executive Officer of the Performing Arts Center Authority in Fort Lauderdale, Florida, and the successor to the Broward Center for the Performing Arts. Mr. Nerenhausen also serves as an adjunct professor for the graduate program at Florida International University.

Directors Continuing in Office, Each of Whom will Serve until 2008

      John E. Abdo, age 63, became a director in 2002. In May 2002, Mr. Abdo was elected as Vice Chairman of our Board. Mr. Abdo has been the Vice Chairman of BBC since 1994 and a director of BankAtlantic, BBC's banking subsidiary, since 1984. He has been the Vice Chairman of BankAtlantic since 1987 and Chairman of the Executive Committee of BankAtlantic since 1985. Mr. Abdo has also served as Vice Chairman of the Board of Levitt, a publicly held real estate development company, since 1985. Mr. Abdo has also served as a director of BFC since 1988 and as the Vice Chairman of the Board of BFC since 1993. Mr. Abdo is also a director of Benihana, Inc. ("Benihana"), a publicly-traded company which operates restaurants. Mr. Abdo is also President of Levitt, Abdo Companies, Inc. and the Broward Performing Arts Foundation.

      Scott W. Holloway, age 58, became a director in October 2003. Since 1986, Mr. Holloway has served as a President, CEO and sole owner of Hampton Financial Group, Inc. ("HFG"), a company involved in real estate development, investment, management and mortgage brokerage. In 2000, Mr. Holloway co-founded Holloway Technology, LLC f/k/a

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

Holloway Irrigation Systems, Inc., a company that develops irrigation and growing systems for outdoor container-grown plants. In 2001, HFG established iCAP Realty Advisors, LLC, a national commercial mortgage banking and investment sales company. In March 2005, Mr. Holloway formed US Realty Capital, LLC, a national capital advisory company.

      John Laguardia, age 68, became a director in 2000. Since 2005, he has been the Senior Vice President-Acquisitions of Levitt Corporation and from 2004 through April 2005 was the Chairman of the Board and Chief Executive Officer of Bowden Building Corporation, a subsidiary of Levitt. From 1999 through April 2004, he was the President, Chief Executive Officer and Chief Operating Officer of ALH II, Inc., a holding company involved in the roll-up of regional homebuilders located in the southeastern United States. From 1997 through 1999, Mr. Laguardia served as the Executive Vice President and Chief Operating Officer of Atlantic Gulf Communities Corporation, a publicly traded real estate development company. Mr. Laguardia was the President and Chief Executive Officer for American Heritage Homes from 1994 to 1997.

Directors Continuing in Office, Each of Whom will Serve until 2009

      Norman H. Becker, age 69, became a director in March 2003. Mr. Becker is currently, and has been for more than ten years, self-employed as a Certified Public Accountant. Prior thereto, Mr. Becker was a partner with Touche Ross & Co., the predecessor of Deloitte & Touche LLP, for more than ten years. Mr. Becker is also a director of Benihana and an officer of Proguard Acquisition Corp.

      Robert F. Dwors, age 64, became a director in October 2005. In 2006, Mr. Dwors became the managing director of Cypress Equities, a real estate development company. From 1995 until 2006, Mr. Dwors served as Senior Vice President of Corporate Real Estate Services for AutoNation, Inc.

      J. Larry Rutherford, age 61, became a director in 1997. Since September 1999, Mr. Rutherford has been the President and Chief Executive Officer of SouthStar Development Partners, Inc., a real estate developer. From 1990 to 1999, he served as the President and Chief Executive Officer of Atlantic Gulf Communities Corporation, a land development company.

      Arnold Sevell, age 59, became a director in 2002. For more than fifteen years, Mr. Sevell has been the President of Sevell Realty Partners, Inc. (and its predecessor company), a full-service commercial real estate firm, and an affiliated company, Sevell Realty Holdings, LLC, as well as Sevell Jones Holdings, LLC.

Director Emeritus

      Joseph C. Abeles, age 92, a private investor, served as a director from 1987 through 2000. Mr. Abeles currently holds the honorary title of Director Emeritus and has no voting power on our Board of Directors.

Identification of Executive Officers and Significant Employees

      The following individuals serve as executive officers of the Company:

   Name                                         Position
   ----                                         --------
   John M. Maloney, Jr.   President and Chief Executive Officer
                          (Appointed effective December 31, 2006)

   Daniel C. Koscher      Senior Vice President and Chief Executive Officer --
                          Bluegreen Communities

   Anthony M. Puleo       Senior Vice President, Chief Financial Officer and
                          Treasurer

   Douglas O. Kinsey      Senior Vice President, Acquisitions and Development

   James R. Martin        Senior Vice President, General Counsel and Clerk

   Susan J. Saturday      Senior Vice President and Chief Human Resources
                          Officer

      All executive officers serve until they resign or are replaced or removed by the Board of Directors.

      The following information is provided for the executive officers;

John M. Maloney, Jr. joined us in 2001 as Senior Vice President of Operations and Business Development for Bluegreen Resorts. In May 2002, Mr. Maloney was named our Senior Vice President of the Company and President of Bluegreen Resorts and he was elected Executive Vice President and Chief Operating Officer in November 2005. Effective December 31, 2006, Mr. Maloney was appointed President and Chief Executive Officer. From 1997 to 2000, Mr. Maloney served in various positions with ClubCorp, most recently as the Senior Vice President of Sales and Marketing for the Owners Club by ClubCorp. From 1994 to 1997, Mr. Maloney held various positions with Hilton Grand Vacations Company, most recently as the Director of Sales and Marketing for the South Florida area.

Daniel C. Koscher joined us in 1986. During his tenure, he has served in various financial management positions including Chief Accounting Officer and Vice President and Director of Planning/Budgeting. In 1996, he became Senior Vice President of the Company and President of Bluegreen Communities. In November 2005, Mr. Koscher was elected Chief Executive Officer of Bluegreen Communities. Mr. Koscher holds an M.B.A. along with a B.B.A. in Accounting and is a Registered Resort Professional.

Anthony M. Puleo joined us in 1997 as Chief Accounting Officer. In 1998, Mr. Puleo was elected Vice President and he was elected Senior Vice President in 2004. Mr. Puleo served as Interim Chief Financial Officer from April through August 2005 at which time he was elected Chief Financial Officer and Treasurer. From December 1990 through October 1997, Mr. Puleo held various positions with Ernst & Young LLP, most recently serving as a Senior Manager in the Assurance and Advisory Business Services group. Mr. Puleo holds a B.B.A. in Accounting and is a Certified Public Accountant.

Douglas O. Kinsey joined us in 2003 as Senior Vice President, Acquisitions and Development. From 1996 to 2003, Mr. Kinsey served as Senior Vice President of Real Estate Acquisitions for Fairfield Resorts, a vacation ownership resort developer that was publicly-traded until its acquisition by Cendant Corporation. Mr. Kinsey holds a B.S.B.A. in finance.

James R. Martin joined us in 2004 as Senior Vice President, General Counsel and Clerk. Prior to joining us, Mr. Martin was a partner with the law firm of Baker & Hostetler LLP since 1985, focusing his practice on real estate, resort development, vacation ownership, federal and state regulatory matters and commercial and consumer law. Mr. Martin holds B.A. and J. D. degrees.

Susan J. Saturday joined us in 1988. During her tenure, she has held various management positions with us including Assistant to the Chief Financial Officer, Divisional Controller and Director of Accounting. In 1995, she was elected Vice President and Director of Human Resources and Administration. In 2004, Ms. Saturday was elected Senior Vice President and Chief Human Resources Officer. From 1983 to 1988, Ms. Saturday was employed by General Electric Company in various financial management positions including the corporate audit staff. Ms. Saturday holds a B.B.A. in Accounting and a M.S. in Human Resource Management.

Certain Relationships and Related Transactions

      During fiscal 2000, we advanced George F. Donovan, our President and CEO until his retirement effective December 31, 2006, $180,000 as a home equity loan, which bears interest at the prime lending rate (which was 8.25% per annum at December 31, 2006). Mr. Donovan delivered a new $125,045 promissory note representing the outstanding balance on this loan plus all accrued interest as of July 1, 2002. Mr. Donovan has paid the balance of this new promissory note plus interest at the prime lending rate (adjusted annually) through payroll deductions over 60 months, which commenced on August 1, 2002. Effective January 1, 2007, Mr. Donovan is paying the remaining balance through deductions from fees paid to Mr. Donovan under an agreement entered into as of December 31, 2006. The outstanding balance on this loan as of December 31, 2006 was approximately $16,729.

      Any existing loans to our officers and employees other than in the ordinary course of business have been approved by a majority of disinterested, non-management directors. It is also our policy that any transaction with an employee, officer, director or principal shareholder, or affiliate of any of them, involving in excess of $10,000 (other than in the ordinary course of our business) shall be approved by a majority vote of disinterested directors, and any such transaction will be on terms no less favorable to us than those which could reasonably be obtained from an independent third party. In accordance with applicable law and regulations, we will not make any new loans to, or advances on behalf of, our executive officers nor will we modify in any respect any currently outstanding loan to any executive officer.

      Levitt, owns a 31.0% beneficial interest in us. During 2006, Levitt and its affiliates performed risk management services for us. We paid approximately $307,000 to Levitt and it affiliates for such services. During 2006 we received approximately $59,000 from Levitt for various overhead services provided to Levitt by us.

Review and Approval of Related Person Transactions

      We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our Proxy Statement. In addition, either the Audit Committee or the Nominating / Corporate Governance Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. As set forth in our key practices, in the course of its review and approval or ratification of a disclosable related party transaction, the reviewing committee considers:

      -     the nature of the related person's interest in the transaction;

      -     the  material   terms  of  the   transaction,   including,   without
            limitation, the amount and type of transactions;

      -     the importance of the transaction to the related person;

      -     the importance of the transaction to us;

      - whether the transaction would impair the judgment of a director or executive officers to act in our best interest; and

      -     any other matters the Board of Directors deems appropriate.

      Any member of the reviewing committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

                      COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

      The Compensation Committee administers the compensation program for our executive officers. The Compensation Committee reviews and determines all executive officer compensation, administers our equity incentive plans
(including reviewing and approving grants to our executive officers), makes recommendations to shareholders with respect to proposals related to compensation matters and generally consults with management regarding employee compensation programs.

      The Compensation Committee's charter reflects these responsibilities, and the Compensation Committee and the Board periodically review and, if appropriate, revise the charter. The Board determines the Compensation Committee's membership, which is composed entirely of independent directors. The Compensation Committee meets at regularly scheduled times during the year, and it may also hold specially scheduled meetings and take action by written consent. At Board meetings, the Chairman of the Compensation Committee reports on Compensation Committee actions and recommendations, with all discussions of executive compensation occurring in executive sessions of the Board.

      Pursuant to its authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee, the Compensation Committee engaged the services of two, outside human resources consulting firms (the "Consultants"), to meet with and advise the Compensation Committee with respect to evaluating the competitiveness of our compensation program for our executive officers and aligning executive compensation with our performance and shareholders' interests.

      Throughout this Proxy Statement,  the term "Named  Executive  Officers" is
used  to  refer  collectively  to  the  individuals   included  on  the  Summary
Compensation Table on page 16.

Compensation Philosophy and Objectives

      Our compensation program for executive officers consists of a base salary, an annual cash incentive program, periodic grants of restricted stock or stock options, and health and welfare benefits. The Compensation Committee believes that the most effective executive officer compensation program is one that is designed to align the interests of the executive officers with those of shareholders by compensating the executive officers in a manner that advances both the short- and long-term interests of us and our shareholders. The Compensation Committee believes that our compensation program for executive officers is appropriately based upon our performance, the performance and level of responsibility of the executive officer, and market data regarding the value of the executive officer's position at comparable companies.

Role of Executive Officers in Compensation Decisions

      The Compensation Committee made all compensation decisions for all of the Named Executive Officers, and approved recommendations regarding equity awards to all of our employees. The Chief Executive Officer annually reviews the performance of each of the Named Executive Officers (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including those with respect to setting and adjusting base salary, annual cash incentive awards and stock option awards, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying upward or downward any recommended amounts or awards to executive officers. In 2006, the Compensation Committee exercised this discretion to reduce the recommended bonus for one executive officer.

Setting Executive Officer Compensation

      Based on the  objectives  outlined  in the  "Compensation  Philosophy  and
Objectives" section above, the Compensation Committee has structured our compensation program for executive officers to motivate the executive officers to achieve our business goals and reward the executive officers for achieving such goals. In furtherance of this, the Compensation Committee engaged the
Consultants to conduct a review of the compensation program for the Chief Executive Officer and the other Named Executive Officers, other than Messrs. Kinsey and Martin. The Consultants provided the Compensation Committee with reports, studies and relevant market data as well as alternatives to consider when making compensation decisions for the Chief Executive Officer and on the recommendations being made by the Chief Executive Officer for the selected other key executive officers. The Compensation Committee will periodically review and update the companies that are included for comparison purposes in Consultant's reports, studies and data.

Executive Officer Compensation Components

      For the fiscal year ended December 31, 2006, the principal components of compensation for the Named Executive Officers were:

            o     base salary;

            o     annual incentive program; and

            o     long-term equity incentive compensation.

Base Salary

      The Compensation Committee believes that the base salaries offered by us are competitive based on a review of market practices and the duties and responsibilities of each executive officer. In setting base salaries, the Compensation Committee periodically examines market compensation levels and trends observed in the market for executives of comparable experience and skills. Market information is used as an initial frame of reference for establishing and adjusting base salaries. The Compensation Committee believes that the Chief Executive Officer's base salary should be at approximately the 50th percentile of base salaries paid to chief executive officers at our peer companies and that the other Named Executive Officers' base salaries should range from approximately the 50th percentile to the 75th percentile of base salaries paid to similarly situated executive officers at our peer companies.

      In addition to examining market compensation levels and trends, the Compensation Committee made 2006 base salary decisions for all of the Named Executive Officers based on an annual review by the Compensation Committee with input and recommendations from the Chief Executive Officer, which includes a formal performance appraisal of each executive officer conducted by the Chief Executive Officer based on the executive officer's achievement of individual goals set for him or her at the beginning of the year. The Compensation Committee's review includes, among other things, the functional and decision-making responsibilities of each position, the significance of the executive officer's specific area of individual responsibility to our financial performance and achievement of overall goals, and the contribution, experience and work performance of each executive officer.

      Effective December 31, 2006, Mr. Donovan retired as our President and Chief Executive Officer and Mr. Maloney was appointed our new President and Chief Executive Officer. Mr. Maloney had previously served as our Executive Vice President and Chief Operating Officer. In connection with his retirement, we entered into an agreement with Mr. Donovan, as more fully described in the narrative to the "Potential Payments upon Termination or Change-in-Control" table below.

      With respect to base salary decisions for the Chief Executive Officer, the Compensation Committee makes an assessment of the individual's past performance with us and its expectations as to his future contributions to us as Chief Executive Officer, as well as the factors described above for the other Named Executive Officers, including examining market compensation levels and trends and evaluating his individual performance and our financial condition, operating results and attainment of strategic objectives. In evaluating the performance of Mr. Maloney for purposes of not only his base salary, but also his cash bonus under our annual incentive program for 2006 and stock option awards under our long-term equity incentive compensation program, the Compensation Committee considered the information received from the Consultants regarding their competitive analysis of peer companies, as well as the Company's 2006 operating results and its financial condition. In its review, the Compensation Committee noted several specific items relative to Mr. Maloney's performance, including:

      1.    The growth of Bluegreen Resorts under Mr. Maloney's leadership;

      2. Overall operational improvements during Mr. Maloney's tenure as Chief Operating Officer; and

      3. Mr. Maloney's successful transition to the role of Chief Executive Officer with minimal, if any, disruption to our business activities.

      The Compensation Committee believes that base salary should generally represent approximately 33 to 50% of the total compensation for the Chief Executive Officer and should range from approximately 25% to 60% of the total compensation for each of the other Named Executive Officers. Accordingly, in 2006, base salary represented approximately 39% of the total compensation for Mr. Donovan, then Chief Executive Officer (excluding compensation related to Mr. Donovan's consulting/separation agreement) and ranged from approximately 24% to 57% of the total compensation for each of the other

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

Named Executive Officers. Mr. Donovan's 2006 base salary did not increase from 2005 and the other Named Executive Officers' 2006 base salaries increased in the range of 0% to 28% from 2005. For 2007, the Compensation Committee has approved an increase of 20% in the Mr. Maloney's base salary from 2006 (reflecting Mr. Maloney's appointment as Chief Executive Officer) and increases ranging from 0% to 33% in the base salaries of the other Named Executive Officers.

Annual Incentive Program

      Our annual incentive program is a cash bonus plan which includes elements tied to the achievement of pre-established objectives, individual and Company-wide annual financial performance goals as well as a discretionary element tied to a subjective evaluation of overall performance in areas outside those that can be objectively measured from financial results. These goals are established each year during our annual budget cycle. The annual incentive program is designed to promote high performance and achievement of shorter-term corporate strategic goals and initiatives, encourage the growth of shareholder value, and allow executives, including Named Executive Officers, to participate in our growth and profitability.

      The portion of an executive officer's cash bonus under our annual incentive program that is related to financial performance goals varies upon the impact that he or she has on the overall corporate and divisional financial performance. Each executive officer's bonus is intended to take into account corporate and individual components, which are weighted according to the executive officer's responsibilities. In 2006, approximately 31% of Mr. Donovan's cash bonus and approximately 0% to 43% of the other Named Executive
Officers' cash bonuses were tied to financial performance goals, while the balance was tied to a subjective evaluation of overall performance in areas outside those that can be objectively measured from specific financial goals. The financial performance goals included earnings per share and field operating profit (by division) targets. The components of the subjective evaluation included creation of long-term opportunities for us, generating liquidity for our operations and improving our products and services.

      The Compensation Committee believes that the cash bonuses under our annual incentive program should represent approximately 40% of the total compensation for the Chief Executive Officer and should range from approximately 30% to 50% of the total compensation for each of the other Named Executive Officers. In 2006, a total of $2.4 million in cash bonuses were awarded to the Named Executive Officers under our annual incentive program as follows:

                        George F. Donovan      $ 560,897
                        John M. Maloney, Jr.   $ 704,572
                        Daniel C. Koscher      $ 570,871
                        Douglas O. Kinsey      $ 240,415
                        Anthony M. Puleo       $ 225,000
                        James R. Martin        $ 130,000

Long-Term Equity Incentive Compensation

      Our long-term equity incentive compensation program provides an opportunity for the Named Executive Officers, and the other executive officers, to increase their stake in us through grants of restricted shares of our Common Stock or options to purchase shares of our Common Stock and encourages executive officers to focus on our long-term performance by aligning the executive officers' interests with those of our shareholders, since the ultimate value of such compensation is directly dependent on the stock price. The Compensation Committee believes that providing executive officers with opportunities to acquire an interest in our growth and prosperity through the grant of stock options enables us to attract and retain qualified and experienced executive officers and offer additional long-term incentives.

      The Compensation Committee's grant of restricted shares and stock options to executive officers is entirely discretionary based on an assessment of the individual executive officer's contribution to our success and growth. Decisions by the Compensation Committee regarding grants of restricted shares and stock options to executive officers, including the Named Executive Officers (other than the Chief Executive Officer), are generally made based upon the recommendation of the Chief Executive Officer, the level of the executive officer's position with us, an evaluation of the executive officer's past and expected future performance, the number of outstanding and previously granted stock options to the executive officer, and discussions with the executive officer.

      In 2006, all of the Named Executive Officers were granted options to purchase shares of Common Stock, with an exercise price equal to the market value of the Common Stock on the date of grant, and which vest on the fifth anniversary of the date of grant. The Compensation Committee believes that such stock options serve as a significant aid in the retention of the executive officers, since these stock option awards do not vest until five years after the grant date.

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

Internal Revenue Code Limits on Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

      The Compensation Committee believes that it is generally in our best interest to attempt to structure performance-based compensation, including stock option grants or performance-based restricted stock awards and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies the statute's requirements for full tax deductibility for the compensation. In an effort to meet these objectives, we adopted the 2006 annual incentive program to provide performance based goals and the payment of a cash bonus to Messrs. Donovan, Maloney, Puleo, and Koscher pursuant to such program. The Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable us to meet its overall objectives, even if we may not deduct all of the compensation. That compensation paid by us will satisfy the requirements for deductibility under Section 162(m) for the year ended December 31, 2006 or in future years.

Employment Agreements

      In May 2002, we entered into an employment agreement with Mr. Koscher. The terms of the employment agreement are for an initial one-year period, subject to automatic one-year extensions unless terminated by either the employee or us upon not less than 60 days notice prior to the end of the then-current term. The employment agreement provides that Mr. Koscher will receive a base salary (which was $300,000 in 2006 and will be $400,000 in 2007), respectively, subject to annual increases at the discretion of the Compensation Committee of the Board of Directors, and certain other benefits and will be eligible to receive a cash bonus as determined by the Compensation Committee of the Board of Directors.

                          COMPENSATION COMMITTEE REPORT

      The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this Report by reference therein.

      The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

                         Submitted by the Members of the Compensation Committee:

                         Scott W. Holloway, Chairman
                         Mark A. Nerenhausen
                         J. Larry Rutherford

2006 SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information concerning compensation paid or accrued by us to or on behalf of our former and current Chief Executive Officer and Chief Financial Officer and each of the next three highest paid executive officers for the fiscal year ended December 31, 2006.

                                                                                             Change in
                                                                                              Pension
                                                                                             Value and
                                                                                            Nonqualified
                                                                             Non-Equity      Deferred
                                                     Stock     Option      Incentive Plan  Compensation     All Other
Name and Principal                          Bonus    Awards    Awards      Compensation       Earnings    Compensation     Total
Position                Year  Salary ($)    ($)(1)    ($)     ($) (2)       ($) (3)             ($)          ($) (4)        ($)
---------------------   ----  ----------  ---------  ------  ---------     --------------  -------------  ------------  -----------
George F. Donovan,      2006  $  500,000  $ 384,615    --    $ 825,156 (6)   $ 176,282          --        $  3,057,934  $ 4,943,987
President and Chief
Executive Officer
(Retirement effective
December 2006) (5)

John M. Maloney, Jr.,   2006  $  300,000  $ 475,000    --    $ 244,953       $ 229,572          --        $      2,530  $ 1,252,055
Executive Vice
President and Chief
Operating Officer
(Appointed President
and Chief Executive
Officer effective
December 2006) (5)

Daniel C. Koscher,      2006  $  300,000  $ 429,397    --    $ 195,707       $ 141,474          --        $      3,130  $ 1,069,708
Senior Vice
President, Chief
Executive Officer -
Bluegreen Communities

Douglas O. Kinsey,      2006  $  300,000  $ 240,415    --    $ 134,744              --          --                  --  $   675,159
Senior Vice President
- Acquisitions and
Development

Anthony M. Puleo,       2006  $  275,000  $ 127,989    --    $  98,543        $ 97,011          --        $      1,000  $   599,543
Senior Vice
President, Chief
Financial Officer and
Treasurer

James R. Martin,        2006  $  275,000  $ 130,000    --    $  80,264             --           --        $      1,000  $   486,264
Senior Vice
President, General
Counsel and Clerk

(1) Represents the discretionary component of cash awards under our annual incentive plan which is tied to a subjective evaluation of overall performance, as more fully described in the "Compensation Discussion and Analysis" section beginning on page 12.

(2) Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123(R), without taking into account an estimate of forfeitures related to service-based vesting, of stock option grants, including amounts from awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in Note 1 to our Consolidated Financial Statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007. There were no forfeitures during 2006. Additional information regarding these stock options awarded to the Named Executive Officers in 2006, including the grant date fair value of such stock options, is set forth in the "2006 Grants of Plan-Based Awards" table below.

(3) Represents the formula-based component of cash awards under our annual incentive plan which is tied to financial performance goals, as more fully described in the "Compensation Discussion and Analysis" section beginning on page 12.

(4)   See table below for details of All Other Compensation for the fiscal year.

(5) Mr. Donovan retired as our President and Chief Executive Officer effective December 31, 2006. Mr. Maloney served as Executive Vice President and Chief Operating Officer until December 31, 2006. Mr. Maloney was appointed our President and Chief Executive Officer effective December 31, 2006.

(6) Amount represents $222,617 related to the awards of options and $602,539 related to the modification of existing stock options.

2006 ALL OTHER COMPENSATION

The following table sets forth certain information concerning the amounts under "All Other Compensation" in the "Summary Compensation Table" above.

                             Perquisites                                     Company                           Change
                              and Other                                   Contributions     Separation     in Control
                              Personal             Tax       Insurance  to Retirement and  Payments /      Payments /
                              Benefits       Reimbursements  Premiums      401(k) Plans       Accruals      Accruals
Name                   Year      ($)               ($)          ($)            ($)              ($)            ($)      Total ($)
--------------------   ----  -----------     --------------  ---------  -----------------  -----------     ----------  -----------
George F. Donovan      2006  $    34,134 (1)       --        $  22,800  $           1,000  $ 3,000,000 (2)     --      $ 3,057,934

John M. Maloney, Jr.   2006           --           --        $   1,530  $           1,000           --         --      $     2,530

Daniel C. Koscher      2006           --           --        $   2,130  $           1,000           --         --      $     3,130

Douglas O. Kinsey      2006           --           --               --                 --           --         --               --

Anthony M. Puleo       2006           --           --               --  $           1,000           --         --      $     1,000

James R. Martin        2006           --           --               --  $           1,000           --         --      $     1,000

(1) Amount consists of $29,150 for financial planning and legal advisory services and approximately $4,984 for a country club membership.

(2) Amount represents accruals of $2,603,216 (which is the present value of $3,000,000) to be paid to Mr. Donovan over the next seven years in accordance with the terms of his retirement separation agreement, as more fully described in the narrative to the "Potential Payments upon Termination or Change-in-Control" table below.

2006 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information concerning grants of awards to the Named Executive Officers pursuant to our non-equity and equity incentive plans in the fiscal year ended December 31, 2006.

                                                                                                              Grant
                                                                                                               Date
                                    Estimated Possible Payouts Under        All Other                          Fair
                                   Non-Equity Incentive Plan Awards(1)    Option Awards:                      Value
                                   -----------------------------------      Number of      Exercise Price       of
                                                                            Securities       of Option        Option
Name                     Grant                                              Underlying         Awards         Awards
                         Date      Threshold       Target      Maximum   Options (#) (2)      ($ / Sh)         (3)
--------------------   ---------   ---------     ---------     -------   ---------------   --------------   ---------
George F. Donovan      7/19/2006      --         $ 375,000          (4)       50,000       $        12.07   $ 336,500

John M. Maloney, Jr.   7/19/2006      --         $ 225,000          (4)       45,000       $        12.07   $ 302,850

Daniel C. Koscher      7/19/2006      --         $ 225,000          (4)       45,000       $        12.07   $ 302,850

Douglas O. Kinsey      7/19/2006      --                --          --        20,000       $        12.07   $ 134,600

Anthony M. Puleo       7/19/2006      --         $ 206,250          (4)       20,000       $        12.07   $ 134,600

James R. Martin        7/19/2006      --                --          --        20,000       $        12.07   $ 134,600

(1) Represents the estimated possible payouts of cash awards under the formula-based component of our annual incentive plan which is tied to financial performance goals. Cash awards made under the formula-based component of our annual incentive plan for

      2006 are included under "Non-Equity Incentive Plan Compensation" in the "Summary Compensation Table" above. Our annual incentive plan is more fully described in the "Compensation Discussion and Analysis" section beginning on page 12.

(2) Amounts represent the option to purchase shares of our Common Stock that were granted under our 2005 Stock Incentive Plan and vest 100% on the fifth anniversary of the date of grant.

(3)   Amounts   represent  the   grant-date   fair  value   computed  using  the
      Black-Scholes option-pricing model with the weighted-average assumptions in accordance with FAS No. 123(R).

(4) There is no maximum possible payout of cash awards under the formula-based component of our annual incentive plan.

      OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

      The following table sets forth certain information regarding equity-based awards held by the Named Executive Officers as of December 31, 2006.

                                             Option Awards
                          --------------------------------------------------

                           Number of      Number of
                          Securities     Securities
                          Underlying     Underlying
                          Unexercised    Unexercised
                            Options        Options       Option
                              (#)           (#)         Exercise    Option
                          -----------   -------------     Price    Expiration
Name                      Exercisable   Unexercisable      ($)        Date
-----------------------   ---------------------------   -------   ----------

George F. Donovan          84,538 (1)         --        $  3.48    3/31/2007

                           51,775 (2)         --        $  4.88    3/31/2007

John  M.  Maloney, Jr.     20,000 (3)         --        $  2.29    5/24/2011

                               --        100,000 (4)    $  5.84    10/9/2013

                               --         65,000 (5)    $ 18.36    7/20/2015

                               --         45,000 (6)    $ 12.07    7/19/2016

Daniel C. Koscher              --         89,224 (7)    $  3.48    2/19/2013

                               --         56,000 (5)    $ 18.36    7/20/2015

                               --         45,000 (6)    $ 12.07    7/19/2016

Douglas O. Kinsey              --         54,000 (5)    $ 18.36    7/20/2015

                               --         20,000 (6)    $ 12.07    7/19/2016

Anthony M. Puleo               --         15,000 (7)    $  3.48    2/19/2013

                               --         35,000 (5)    $ 18.36    7/20/2015

                               --         20,000 (6)    $ 12.07    7/19/2016

James R. Martin                --         30,000 (5)    $ 18.36    7/20/2015

                               --         20,000 (6)    $ 12.07    7/19/2016

(1)   Vested on December 31, 2006.

(2)   Vested ratably over a five-year period ended February 24, 2003.

(3)   Vested ratably over a five-year period ended May 24, 2006.

(4)   Vests on October 9, 2008.

(5)   Vests on July 20, 2010.

(6)   Vests on July 19, 2011.

(7)   Vests on February 19, 2008.

2006 OPTION EXERCISES

The following table sets forth certain information regarding exercises of stock options held by the Named Executive Officers during the fiscal year ended December 31, 2006.

                                             Option Awards
                                 -------------------------------------
                                   Number of Shares     Value Realized
                                 Acquired on Exercise     on Exercise
          Name                           (#)                  ($)
          ----------             --------------------   --------------

          George F. Donovan             311,793           $ 1,452,486

          John M. Maloney, Jr.               --                    --

          Daniel C. Koscher                  --                    --

          Douglas O. Kinsey                  --                    --

          Anthony M. Puleo                   --                    --

          James R. Martin                    --                    --

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table sets forth certain information with respect to compensation that would become payable if the Named Executive Officers had ceased employment under the various circumstances below. The amounts shown assume that such cessation of employment was effective as of December 31, 2006. The actual amounts to be paid can only be determined at the time of such executive's separation from us.

                                                                                Before
                                                                               Change in         Within One Year
                                                                                Control      After Change in Control
                                                                              ---------------------------------------
                                                                              Termination   Resignation   Termination
                                                     Disability     Death       without      for Good       without
Name                      Benefit       Retirement      (3)          (4)       Cause (5)    Reason (4)     Cause (4)
---------------------------------------------------------------------------------------------------------------------
                        Consulting
George F. Donovan (1)      Fee         $ 3,000,000           --          --            --            --            --
                        Acceleration
                        of Vesting
                        of Stock
                        Options        $   602,539           --          --            --            --            --

John M. Maloney, Jr.              --            --           --          --            --            --            --

Daniel C. Koscher (2)   Base Salary             --   $  300,000          --   $   375,000   $   375,000   $   375,000
                        Bonus                   --   $  183,237   $ 225,000   $   225,000   $   225,000   $   225,000
                        Benefits                     $   12,000          --   $    15,000   $    15,000   $    15,000

Douglas O. Kinsey                 --            --           --          --            --            --            --

Anthony M. Puleo                  --            --           --          --            --            --            --

James R. Martin                   --            --           --          --            --            --            --

(1) We entered into a separation agreement with Mr. Donovan, who, effective December 31, 2006, retired from being our President and Chief Executive Officer and a member of our Board of Directors. Under the terms of this agreement, we are obligated to pay Mr. Donovan a total of $3 million over a seven-year period in exchange for his services as an independent contractor to be available on a when and if needed basis and we accelerated the vesting of his stock options with a Black-Scholes value of

      $602,539.  Pursuant to this agreement, Mr. Donovan agreed, during its term
      and  for  two  years   thereafter,   not  to  compete  with  us,  disclose
      confidential information about us, or solicit our employees or customers.

(2) Under Mr. Koscher's employment agreement, if we terminate Mr. Koscher without cause, or if he resigns for good reason within one year after a change in control, then we are obligated to pay him his base salary and benefits for 15 months as well as a bonus. A termination of Mr. Koscher without cause shall be deemed to occur upon, among other things, a determination by us not to renew the employment agreement upon expiration of the then-current term, a significant decrease of Mr. Koscher's position, duties or responsibilities, our failure to obtain the assumption of the employment agreement by any successor to our business, or the sale of all or substantially all of our business or assets or our liquidation. In the event Mr. Koscher becomes disabled, his employment will terminate and he would be entitled to receive his base salary and benefits for 12 months as well as a bonus. Pursuant to his employment agreement, Mr. Koscher agreed, during its term and for 15 months thereafter, not to compete with us, disclose confidential information about us, or solicit our employees or customers.

(3)   Aggregate amount of payments to be made over a period of 12 months.

(4)   Payments to be made in one lump-sum.

(5)   Aggregate amount of payments to be made over a period of 15 months.

Compensation of Directors

      The current compensation for non-management directors has been in effect since July 1, 2005, and is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of our size and scope; compensation should align directors' interests with the long-term interests of shareowners; and the structure of the compensation should be simple, transparent and easy for shareholders to understand. The table below on non-management directors' compensation includes the following compensation:

      Annual Compensation: On June 30, 2005, our Board of Directors, upon a recommendation of the Compensation Committee, approved a non-employee director compensation plan and amended it on July 20, 2005. Pursuant to the plan each non-employee director, other than Messrs. Levan and Abdo, will receive $100,000 for service on the Board of Directors, of which no more than $50,000 is payable in cash. The non-cash portion of each non-employee Director's compensation is payable in restricted stock or stock options, which are granted under our 2005 Stock Incentive Plan. Restricted stock vests monthly over the 12-month service period. Stock options are fully vested on the date of grant, have a ten-year term and have an exercise price equal to the closing market price of the common stock on the NYSE on the date of grant. Messrs. Levan and Abdo, receive $100 and options to purchase 50,000 shares of our Common Stock at an exercise price equal to the closing price on the date of grant. The options granted to Messrs Levan and Abdo in 2006 will vest on the fifth anniversary of the date of grant. No director receives additional compensation for attendance at Board of Directors' meetings or meetings of committees on which he or she serves except as follows. In 2006, members of the Audit Committee, other than its Chairman, received $10,000 in cash annually. The Chairman of the Audit Committee received an annual cash amount of $15,000 for his service. The Chairmen of the Nominating/Corporate Governance and Compensation Committees each received an annual cash amount of $3,500 for their service. Members of these committees do not receive any additional compensation beyond their compensation as directors. Mr. Rutherford receives $15,000 annually for his services as a member of the Investment Committee.

2006 DIRECTOR COMPENSATION TABLE

The following table sets forth certain information regarding the compensation paid to our non-employee directors for their service during the fiscal year ended December 31, 2006.

                                                                                          Change
                                                                                        in Pension
                                                                                        Value and
                                                                                       Nonqualified
                                                                        Non-Equity       Deferred
                      Fees Earned or                                  Incentive Plan   Compensation     All Other
                       Paid in Cash    Stock Awards   Option Awards    Compensation     Earnings      Compensation     Total
Name                        ($)         ($) (1) (3)    ($) (2) (3)          ($)             ($)           ($)           ($)
--------              --------------   ------------   -------------   --------------   ------------   ------------   --------
Alan B. Levan            $    100               --       $ 33,650           --              --            --         $ 33,750

John E. Abdo             $    100               --       $ 33,650           --              --            --         $ 33,750

Norman H. Becker         $ 65,000        $  25,000             --           --              --            --         $ 90,000

                                                                                          Change
                                                                                        in Pension
                                                                                        Value and
                                                                                       Nonqualified
                                                                        Non-Equity       Deferred
                      Fees Earned or                                  Incentive Plan   Compensation     All Other
                       Paid in Cash    Stock Awards   Option Awards    Compensation     Earnings      Compensation     Total
Name                        ($)           ($) (1)        ($) (2)            ($)             ($)           ($)           ($)
--------              --------------   ------------   -------------   --------------   ------------   ------------   --------
Lawrence A. Cirillo      $ 50,000               --       $ 50,000           --             --             --         $100,000

Robert F. Dwors          $ 49,706               --       $ 50,000           --             --             --         $ 99,706

Scott W. Holloway        $ 53,500               --       $ 50,000           --             --             --         $103,500

John Laguardia                 --        $ 100,000             --           --             --             --         $100,000

Mark A. Nerenhausen      $ 50,000               --       $ 50,000           --             --             --         $100,000

J. Larry Rutherford      $ 72,500        $  25,000                          --             --             --         $ 97,500

Arnold Sevell            $ 61,500              --        $ 52,000           --             --             --         $113,500

(1) Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123(R), without taking into account an estimate of forfeitures related to service-based vesting of restricted stock grants, including amounts from awards granted prior to 2006, if applicable. There were no forfeitures during 2006. The grant date fair value of the restricted stock awards granted in 2006 computed in accordance with SFAS No. 123(R) is as follows: each of Messrs. Becker and Rutherford - $50,000; and Mr. Laguardia - $100,000.

(2) Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), without taking into account an estimate of forfeitures related to service-based vesting, of stock option grants, including amounts from awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in Note 1 to our Consolidated Financial Statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007. There were no forfeitures during 2006. The grant date fair value of the stock option awards computed in accordance with SFAS No. 123(R) is as follows: each of Messrs. Levan and Abdo - $336,500; each of Messrs. Cirillo, Dwors, Holloway and Nerenhausen - $50,000; and Mr. Sevell - $52,000.

The table below sets forth the aggregate number of shares of restricted stock and the aggregate number of stock options of each non-employee director as of December 31, 2006:

             Name                  Restricted Stock   Stock Options
             ----                  ----------------   -------------
             Alan B. Levan                  --           100,000

             John E. Abdo                   --           100,000

             Norman H. Becker            4,374            16,010

             Lawrence A. Cirillo            --            24,499

             Robert F. Dwors                --            13,535

             Scott W. Holloway              --            24,499

             John Laguardia             14,483            25,000

             Mark A. Nerenhausen            --            24,499

             J. Larry Rutherford         4,374            46,010

             Arnold Sevell                  --            25,079

Shareholder Return Performance Graph

      The following graph assumes an investment of $100 on December 31, 2001 and thereafter compares the yearly percentage change in cumulative total return to our shareholders with an industry peer group consisting of Intrawest Corporation (until its stock ceased to be publicly traded in September 2006), ILX Resorts, Sunterra Corporation, and Silverleaf Resorts ("Peer Group") and a broad market index (the S&P 500). The graph shows performance on a total return (dividend reinvestment) basis. The graph lines connect fiscal year-end dates and do not reflect fluctuations between those dates.

                              [LINE CHART OMITTED]

                          2001       2002       2003       2004       2005       2006
                        --------   --------   --------   --------   --------   --------
Bluegreen Corporation   $ 100.00   $ 175.53   $ 312.03   $ 991.52   $ 790.09   $ 641.57
S & P 500                 100.00      77.89     100.23     111.13     116.57     134.98
Peer Group                100.00      72.52     114.06     144.50     180.68     209.20

                             AUDIT COMMITTEE REPORT

      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this Report by reference therein.

      The Audit Committee's charter sets forth the Committee's responsibilities, which include oversight of our financial reporting on behalf of our Board of Directors and shareholders. The Audit Committee's meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and our independent auditors for 2006, Ernst & Young LLP ("E&Y"). The Committee discussed with our internal auditors and E&Y the overall scope and plans for their respective audits and met with the internal auditors and E&Y, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls and compliance matters. On March 21, 2007 the Committee approved the continued engagement of E&Y as our independent auditor.

      The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2006 with management and E&Y.

      Management has primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly, in all material respects, our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America, and discuss with the Audit Committee their independence and any other matters that they are required to discuss with the Audit

Committee or that they believe should be raised with it. The Audit Committee oversees these processes, although it must rely on information provided to it and on the representations made by management and E&Y.

      The Audit Committee also discussed with E&Y matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      E&Y also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with E&Y its independence from us. When considering E&Y's independence, the Audit Committee considered whether their provision of services to us beyond those rendered in connection with their audit and review of our consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to E&Y for audit and non-audit services.

      Based on these reviews and meetings, discussions and reports, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements for the fiscal year ended December 31, 2006 be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by the Members of the Audit Committee:

Norman H. Becker, Chairman
J. Larry Rutherford
Arnold Sevell

Fees to Independent  Registered  Certified  Accounting  Firm for Fiscal 2006 and
2005

      The following table presents fees billed for professional services rendered by E&Y for the audit of our annual financial statements and fees billed for audit-related services, tax services and all other services rendered by E&Y for the years ended December 31, 2006 and 2005.

                                         Year Ended December 31,
                                        -------------------------
                                            2006          2005
                                        -----------   -----------

               Audit Fees (1)           $ 2,236,230   $ 2,336,992

               Audit-related fees (2)       133,000       133,000

               Tax fees (3)                  12,000        12,400

               Other (4)                      2,500         2,500

(1) The 2006 fees include approximately $24,100 of fees reimbursed to us by Levitt and BFC Financial Corporation ("BFC") related to the inclusion of our audited financial statements in certain of Levitt's and BFC's filings with the SEC. The balance of the 2006 fees related to the audit of our consolidated financial statements, assessments of our internal control over financial reporting for the fiscal year, quarterly reviews of our interim financial statements, and accounting consultations on matters addressed during the audits or interim reviews. The 2005 fees related primarily to the audit of our consolidated financial statements, assessments of our internal control over financial reporting, and quarterly reviews of our interim financial statements and accounting consultations on matters addressed during the audit or interim reviews.

(2) The 2006 and 2005 fees include approximately $58,000 for the financial statement audit of one of our subsidiaries and $45,000 of fees for the performance of certain agreed-upon procedures in connection with our receivable servicing operations. The balance of the 2006 and 2005 fees related to the audit of the Bluegreen Corporation Retirement Savings Plan.

(3) The 2006 and 2005 fees include fees for reviewing our federal and certain of our state income tax returns.

(4) The 2006 and 2005 fees represent the cost of an online accounting research subscription.

      All audit-related services, tax services and other services during 2006 were pre-approved by the Audit Committee, which concluded that the provision of such services by E&Y was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. Under its charter, the Audit Committee must review and pre-approve both audit and permitted non-audit services provided by the independent auditors and shall not engage the independent auditors to perform any non-audit services prohibited by law or regulation. Each year, the independent auditor's retention to audit our financial statements, including the associated fee arrangement, is approved by the Audit Committee before any audit work for that year is commenced. The Audit Committee has approved the retention of E&Y as our independent auditor for 2007. At each Audit Committee meeting, the Audit Committee receives updates on the services actually provided by the independent auditor, and management may present additional services for specific pre-approval. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between regular Audit Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at the next Audit Committee meeting and obtain ratification of such approval by the entire Committee.

      The Audit Committee has determined that the provisions of the services, other than audit services, described above are compatible with maintaining the principal independent auditor's independence.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our Principal Shareholders and Security Ownership of Management

      The following table sets forth, as of March 31, 2007, certain information as to persons owning in excess of 5% of the outstanding shares of our Common Stock. In addition, this table includes the outstanding securities beneficially owned by our directors and the executive officers named in the Summary Compensation Table and the number of shares owned by such directors and executive officers as a group. Management knows of no person, except as listed below, who beneficially owned more than 5% of our outstanding Common Stock as of March 31, 2007. Except as otherwise indicated, the information provided in the following table was obtained from filings with the SEC and us pursuant to the Exchange Act. For purposes of the table below in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of our Common Stock (1) over which he or she has or shares, directly or indirectly, voting or investment power, or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after March 31, 2007. As used herein, "voting power" is the power to vote, or direct the voting of, shares and "investment power" includes the power to dispose, or direct the disposition of, such shares. Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.

                                                              Options       Total Shares      Percent of
                                                            Exercisable     Beneficially        Shares
Name                                    Common Stock (1)   Within 60 Days      Owned       Outstanding (2)
----                                    ----------------   --------------   ------------   ---------------
Levitt Corporation (3) ..............     9,517,325            100,000        9,617,325        31.0%
    2100 W. Cypress Creek Road
    Ft. Lauderdale, FL 33309
John E. Abdo (3) ....................     9,517,325             50,000        9,567,325        30.8%
Norman H. Becker ....................         4,374 (4)         16,010           20,384           *
Lawrence A. Cirillo .................            --             24,499           24,499           *
George F. Donovan ...................       167,124                 --          167,124           *
Robert F. Dwors .....................            --             13,535           13,535           *
Scott W. Holloway ...................            --             24,499           24,499           *
Douglas O. Kinsey ...................            --                --               --           --
Daniel C. Koscher ...................        32,973                --            32,973           *
John Laguardia ......................        14,483 (5)         25,000           39,483           *
Alan B. Levan (3) ...................     9,517,325             50,000        9,567,325        30.8%
John M. Maloney, Jr. ................         3,992             20,000           23,992           *
James R. Martin .....................            --                 --               --          --
Mark A. Nerenhausen .................            --             24,499           24,499           *
Anthony M. Puleo (6) ................           942                 --              942           *
J. Larry Rutherford .................         4,374 (4)         46,010           50,384           *
Arnold Sevell .......................            --             25,079           25,079           *
All Directors and Executive Officers
    as a group (17 persons) (7) .....     9,747,531            319,131       10,066,662        32.2%
Central Florida Investments, Inc. and
    affiliates (8) ..................     9,020,396                 --        9,020,396        29.1%
    5601 Winhover Drive,
    Orlando, FL  32819
Dimensional Fund Advisors Inc. (9) ..     2,597,142                 --        2,597,142         8.4%
    1299 Ocean Avenue,
    Santa Monica, CA 90401

*     Less than 1%.

(1)   Includes restricted shares that have or will vest as of March 31, 2007

(2) In accordance with the rules of the SEC, the denominator used to calculate the percent of shares outstanding includes shares issuable upon exercise of any options that are exercisable within 60 days and held by the applicable stockholder or group, plus 30,966,491 shares outstanding on March 31, 2007.

(3) Based on the most recently Schedule 13D filed with the SEC as of July 20, 2005, Messrs. Levan and Abdo may be deemed to control Levitt, and therefore the shares beneficially owned by Levitt may also be deemed to be beneficially owned by Messrs. Levan and Abdo and the stock options beneficially owned by Messrs. Levan and Abdo may also be deemed to be beneficially owned by Levitt.

(4) Represents common shares granted of which 1,094 were restricted as of March 31, 2007.

(5) Represents common shares granted of which 2,188 were restricted as of March 31, 2007.

(6)   Includes 258 shares held by Mr. Puleo's wife.

(7) Includes the 9,517,325 shares held by Levitt, which may be deemed to be beneficially owned by both Messrs. Levan and Abdo by virtue of their control positions in Levitt and its controlling shareholder, BFC.

(8)   As reported on Form 4 filed with the SEC on March 21, 2007.

(9) As reported in a Schedule 13G/A filed with the SEC on February 9, 2007, Dimensional Fund Advisors Inc. may be deemed the beneficial owner of 2,592,542 shares owned by certain investment companies, trusts and accounts. However, in such filing, Dimensional Fund Advisors Inc. disclaims beneficial ownership of the shares.

                      EQUITY COMPENSATION PLAN INFORMATION

      Set forth below is certain information, as of December 31, 2006, concerning our equity compensation plans for which we have previously obtained shareholder approval and those equity compensation plans for which we have not previously obtained shareholder approval (in thousands, except per share amounts):

                                                                            Number of Securities
                                                                           Remaining Available for
                                                                            Future Issuance Under
                            Number of Securities to    Weighted-Average      Equity Compensation
                            be Issued upon Exercise    Exercise Price of      Plans (excluding
                             of Outstanding Stock     Outstanding Stock       outstanding Stock
       Plan Category                Options                 Options               Options)
--------------------------------------------------------------------------------------------------
Equity compensation plans
approved by security
holders                              2,064                     $ 11.31                  881
--------------------------------------------------------------------------------------------------
Equity compensation plans
not approved by security
holders                                 --                          --                   --
--------------------------------------------------------------------------------------------------

                                  OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than those referred to in the accompanying Notice of Annual Meeting of Shareholders, which may be brought before the Annual Meeting.

             INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

      Ernst & Young LLP served as our independent registered certified public accounting firm for each of the years ended December 31, 2006 and 2005. A representative of E&Y is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions from shareholders.

                             ADDITIONAL INFORMATION

      "Householding" of Proxy Material. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or our transfer agent, Mellon Investor Services, that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. However, we will deliver promptly upon written or oral request a separate copy of this proxy statement to a shareholder at a shared address to which a single proxy statement was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple proxy statements and would like to request delivery of a single proxy statement, please notify your broker if your shares are held in a brokerage account or Mellon Investor Services if you hold registered shares. You can notify Mellon Investor Services by sending a written request to Mellon Investor Services, 300 Galleria Parkway NW, Suite 1020, Atlanta, GA, 30339, attention Judy Hsu.

      Shareholder Proposals for the 2008 Annual Meeting. Proposals of our shareholders intended to be presented at the 2008 Annual Meeting of Shareholders must be received by us not later than December 20, 2007, to be considered for inclusion in our proxy materials relating to the 2008 Annual Meeting and, on or before March 3, 2008, for matters to be considered timely such that, pursuant to Rule 14a-4 under the Exchange Act, we may not exercise our discretionary authority to vote on such matters at that meeting. Any such proposals should be sent to us at our principal office addressed to James R. Martin, Clerk. Other requirements for inclusion are set forth under Rule 14a-8 under the Exchange Act.

      Proxy Solicitation Costs. All costs of solicitation will be borne by us. The solicitation is to be principally conducted by mail and may be supplemented by telephone and personal contacts by our directors, executive officers and regular employees, without additional remuneration. Arrangements will be made with brokerage houses, banks and custodians, nominees and other fiduciaries to forward solicitation materials to the beneficial owners of shares held of record. We will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ James R. Martin
April 25, 2007
bluegreen(R)[LOGO]                      VOTE BY INTERNET - www.proxyvote.com
4960 CONFERENCE WAY NORTH
SUITE 100                               Use the Internet to transmit your voting
BOCA RATON, FL 33431                    instructions and for electronic delivery
                                        of   information  up  until  11:59  P.M.
                                        Eastern  Time the day before the meeting
                                        date.  Have your proxy card in hand when
                                        you  access  the web site and follow the
                                        instructions  to obtain your records and
                                        to   create   an    electronic    voting
                                        instruction form.

                                        ELECTRONIC     DELIVERY     OF    FUTURE
                                        SHAREHOLDER COMMUNICATIONS

                                        If you would  like to  reduce  the costs
                                        incurred  by  Bluegreen  Corporation  in
                                        mailing proxy materials, you can consent
                                        to    receiving    all   future    proxy
                                        statements,   proxy   cards  and  annual
                                        reports electronically via e-mail or the
                                        Internet.  To  sign  up  for  electronic
                                        delivery, please follow the instructions
                                        above to vote  using the  Internet  and,
                                        when  prompted,  indicate that you agree
                                        to   receive   or   access   shareholder
                                        communications electronically in future years.

                                        VOTE BY PHONE - 1-800-690-6903

                                        Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

                                        VOTE BY MAIL

                                        Mark,  sign and date your proxy card and
                                        return it in the  postage-paid  envelope
                                        we  have   provided   or  return  it  to
                                        Bluegreen  Corporation,  c/o Broadridge,
                                        51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:             BLUEG1           KEEP THIS PORTION FOR YOUR RECORDS
----------------------------------------------------------------------------------------------------------------------------
                                                                                         DETACH AND RETURN THIS PORTION ONLY
                            THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

----------------------------------------------------------------------------------------------------------------------------
BLUEGREEN CORPORATION

 1.  Election of three directors, each for a term of three years.   For  Withhold  For All    To withhold authority to vote
                                                                    All    All     Except     for any individual nominee(s),
     Nominees:                                                                                mark "For All Except" and write
       01) Alan B. Levan                                                                      the number(s) of the nominee(s)
       02) Lawrence A. Cirillo                                                                on the line below.
       03) Mark A. Nerenhausen                                      |_|    |_|       |_|
                                                                                              -------------------------------


 2.  In their  discretion, the proxies are  authorized  to vote upon such other matters as may properly come before the meeting.

      The close of business on March 20, 2007, has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants or as community property, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please indicate if you plan to attend this meeting.    |_|      |_|

                                                       Yes       No

----------------------------------------------                          ----------------------------------------------

----------------------------------------------                          ----------------------------------------------
Signature [PLEASE SIGN WITHIN BOX]     Date                             Signature (Joint Owners)                Date

----------------------------------------------------------------------------------------------------------------------------

                               bluegreen(R)[LOGO]

                                ADMISSION TICKET

                       2007 Annual Meeting of Shareholders

             Tuesday, May 15, 2007 at 11:30 a.m. Eastern Time at the

   Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. Each shareholder may be asked to present valid picture identification, such as a driver's license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

   If you submit your proxy by telephone or Internet, do not return your proxy card.
                      Thank you for your proxy submission.

                                           (KEEP THIS PORTION FOR YOUR RECORDS)
--------------------------------------------------------------------------------
                                          (SIGN ON THE REVERSE SIDE, DETACH AND
                                          RETURN IN THE ENCLOSED REPLY ENVELOPE)

--------------------------------------------------------------------------------

                              BLUEGREEN CORPORATION
                      4960 CONFERENCE WAY NORTH, SUITE 100
                            BOCA RATON, FLORIDA 33431
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 15, 2007

The shareholder(s) hereby appoint(s) James R. Martin and Raymond S. Lopez, or either of them, as proxies and attorneys-in-fact, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Bluegreen Corporation that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 11:30 a.m., Eastern Time on Tuesday, May 15, 2007, at the Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334, and any adjournment or postponement thereof.

      THE PRESENCE OF A QUORUM IS IMPORTANT. THEREFORE, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY BY MAIL WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON, BUT WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND THE MEETING.


      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS AS LISTED ON THE REVERSE SIDE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

--------------------------------------------------------------------------------